Exhibit 99.1

TABLE OF CONTENTS

Consolidated Financial Highlights	3

Message to Shareholders	4

Executive Management and Board of Directors	7

Officers	8

Shareholder Information	10

CNB FINANCIAL CORPORATION | 2012 ANNUAL REPORT HIGHLIGHTS	2

CONSOLIDATED FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

FOR THE YEAR	2012	2011	% Change

Interest Income	$68,129	65,712	3.7%
Interest Expense	14,920	17,579	(15.1%)
Net Interest Income	53,209	48,133	10.5%
Non-interest Income	12,561	10,719	17.2%
Non-interest Expense	35,945	33,282	8.0%
Net Income	17,136	15,104	13.5%

Net Income Return on:
Average Assets	1.00%	1.00%
Average Equity	12.17%	12.36%

AT YEAR END

Assets	$1,773,079	$1,602,207	10.7%
Loans, net of unearned	927,824	849,883	9.2%
Deposits	1,485,003	1,353,851	9.7%
Shareholders’ Equity	145,364	131,889	10.2%
Trust Assets Under Management (at market value)	387,446	336,285	15.2%

PER SHARE DATA

Net Income, diluted	$1.38	$1.23	12.2%
Dividends	0.66	0.66	0.0%
Book Value	11.65	10.66	9.3%
Market Value	16.38	15.78	3.8%

3

MESSAGE TO SHAREHOLDERS

To Our Shareholders, Customers, Employees & Friends:

Once again, CNB achieved double digit growth in earnings of 13%. This marks the fourth consecutive year and indicates the strength of the core earnings of CNB. This earnings growth has mainly resulted from the continued increase in earning assets, which grew 12% in 2012. In addition, for the first time in five years, the loan to deposit ratio did not decrease as it remained basically unchanged.

The Corporation has realized improvement in the quality of its assets during 2012. The ratio of non-performing assets to total assets is at its lowest point in three years at 0.85%. This trend, coupled with a strong loan loss allowance of 1.52% of outstanding loans, complements a balance sheet that hasn’t been reduced in order to increase earnings. The mix of the loan portfolio between three major categories also portrays positive diversity. The portfolio consists of 28% Commercial and Industrial Loans, 28% Commercial Real Estate (including both owner occupied and non-owner occupied), and 44% Consumer related products.

During 2012, ERIEBANK expanded its operations in Meadville by opening a second office. Also, ERIEBANK Investment Advisors (EBIA) began to operate. EBIA offers all financial planning and investment solutions for the ERIEBANK market area which includes Erie, Crawford, and Warren counties. Holiday Financial Services Corporation also increased its service area in the third quarter of 2012 by opening offices in DuBois and Ebensburg, Pennsylvania, and by purchasing a $1 million dollar loan portfolio from another consumer discount company.

As many of you are aware, CNB’s geographic footprint is primarily in the Marcellus shale gas exploration region. Since 2007, our market area has been affected by these significant gas reserves. While many outside the region believe that the effects on the local economy from gas exploration could be significant, our experience has shown this to be a slow moving area for exploration of the gas. Much infrastructure needs to be built in order to transport the gas from our region to the markets. In addition, very low natural gas prices have positively impacted our market area in that slow and steady progress is much less disruptive than the rapid boom and bust of normal oil and gas cycles.

CNB FINANCIAL CORPORATION | 2012 ANNUAL REPORT HIGHLIGHTS	4

ASSET GROWTH (in thousands)

2008
$1,016,518
2009
$1,161,591
2010
$1,413,511
2011
$1,602,207
2012
$1,773,079

DEPOSIT GROWTH (in thousands)

2008
$814,596
2009
$956,858
2010
$1,162,868
2011
$1,353,851
2012
$1,485,003

NET INTEREST INCOME (in thousands)

2008
$36,600
2009
$37,402
2010
$42,091
2011
$48,133
2012
$53,209

EARNINGS PER SHARE (fully diluted)

2008
$0.61
2009
$0.98
2010
$1.06
2011
$1.23
2012
$1.38

5

MESSAGE TO SHAREHOLDERS

Message to Shareholders continued…

Many challenges remain for the financial services industry, the most significant of which is regulation. While most of the regulation is well intended, implementation of the regulations has caused credit to be more expensive, or in some cases, not available. CNB is working diligently to minimize these effects on consumers by still offering residential mortgage products at all of our 29 locations. It is our intention to maintain “old time” customer service by enhancing the efficiency of our operations. A second challenge is the continued low interest rate cycle. As rates remain low, assets continue to reprice at much lower rates, which causes the net interest margin to contract. This contraction has been ongoing for several years and has made growth in earnings increasingly difficult. We expect this trend will continue in 2013.

Due to our continued growth, CNB proudly announced in 2012 the expansion of our main office facility. We expect the new facility to open in the fourth quarter of 2013. Our existing main office will then undergo remodeling in order to better utilize the space and create a more enjoyable work environment for our staff.

As always, we thank you for your continued ownership in CNB. We are proud to report the Corporation’s 2012 results and look forward to another positive year in 2013.

Joseph B. Bower, Jr.

President and Chief Executive Officer

CNB FINANCIAL CORPORATION | 2012 ANNUAL REPORT HIGHLIGHTS	6

EXECUTIVE MANAGEMENT & BOARD OF DIRECTORS

Corporate Officers, CNB Financial Corporation

Joseph B. Bower, Jr.	Brian W. Wingard
President & Chief Executive Officer	Treasurer & Principal Financial Officer

Richard L. Greslick, Jr.	Vincent C. Turiano
Secretary	Assistant Secretary

Executive Officers, CNB Bank

Joseph B. Bower, Jr.	Brian W. Wingard
President & Chief Executive Officer	Senior Vice President & Chief Financial Officer

Mark D. Breakey	Richard L. Sloppy
Executive Vice President & Chief Credit Officer	Executive Vice President & Chief Lending Officer

Richard L. Greslick, Jr.	Vincent C. Turiano
Executive Vice President & Chief Operating Officer	Senior Vice President/ Operations

Board of Directors
CNB Financial Corporation and CNB Bank

Dennis L. Merrey	Robert W. Montler	James B. Ryan
Chairman of the Board Retired, Formerly President, Clearfield Powdered Metals, Inc. (Manufacturer)	President & Chief Executive Officer, Lee Industries and Keystone Process Equipment (Manufacturers)	Retired, Formerly Vice President of Sales, Marketing, Windfall Products, Inc. (Manufacturer)

Joseph B. Bower, Jr.	Joel E. Peterson	Richard B. Seager
President and Chief Executive Officer, CNB Financial Corporation; President and Chief Executive Officer, CNB Bank	President, Clearfield Wholesale Paper (Wholesaler)	President and Chief Executive Officer, Beacon Light Behavioral Health Systems (Health Services)

William F. Falger	Deborah Dick Pontzer	Peter F. Smith
Retired, Formerly President and Chief Executive Officer, CNB Financial Corporation, CNB Bank	Economic Development and Workforce Specialist, Office of Congressman Glenn Thompson	Attorney at Law
DIRECTOR EMERITUS
Richard L. Greslick, Jr.	Jeffrey S. Powell	L. E. Soult, Jr.
Secretary, CNB Financial Corporation; Executive Vice President & Chief Operating Officer, CNB Bank	President, J.J. Powell, Inc. (Petroleum Distributor)

Charles H. Reams
President, C.H. Reams & Associates, Inc. (Insurance)

7

OFFICERS

Administrative Services

Timothy Bracken,	Thomas J. Ammerman, Jr.	Shannon L. Irwin
Vice President, Controller	Assistant Vice President, Security	Human Resources Officer

Mary Ann Conaway	Donna J. Collins	Susan B. Kurtz
Vice President, Human Resources	Assistant Vice President, Compliance	Customer Service Officer

Leanne D. Kassab	Carolyn B. Smeal	Dennis J. Sloppy
Vice President, Marketing	Assistant Vice President, Operations	Information Systems Officer

Edward H. Proud	Carol J. Cossick	BJ Sterndale
Vice President, Information Systems	Assistant Controller	Training Officer

Susan M. Warrick	Thomas W. Grice	Brenda L. Terry
Vice President, Operations	Network Administration Officer	Banking Officer

Branch Division

Ruth Anne Ryan-Catalano	Lori Curtis	Larry A. Putt
Vice President, Regional Branch Administration, Industrial Park Road Office, Clearfield	Community Office Manager, Plaza Office, Philipsburg	Banking Officer, Clearfield

Vickie L. Baker	Denise J. Greene	Mary Ann Roney
Assistant Vice President, Regional Branch Administration, Bradford Main Street Office	Community Office Manager, DuBois Office	Banking Officer, Bradford

Mary A. Baker	Lynette Hebel	Douglas M. Shaffer
Assistant Vice President, Northern Cambria Office	Community Office Manager, Karthaus and Kylertown Offices	Community Office Manager,Punxsutawney Office

Deborah M. Young	Caroline Henry	Lori D. Shimel
Assistant Vice President, Washington Street Office, St. Marys	Community Office Manager, Presqueisle Street Office, Philipsburg	Community Office Manager, Houtzdale and Madera Offices

	Francine M. Papa	Susan J. Shimmel
	Community Office Manager, Ridgway Office	Community Office Manager, Old Town Road Office, Clearfield

Gregory R. Williams
Banking Officer, Clearfield
Lending Division

Jeffrey W. Alabran	Jeffrey A. Herr	C. Brett Stewart
Senior Vice President, Commercial Lending, Indiana	Vice President, Commercial Banking, Philipsburg	Assistant Vice President, Commercial Lending, Indiana

James M. Baker	Joseph H. Yaros	Eileen F. Ryan
Vice President, Commercial Banking, DuBois	Vice President, Commercial Banking Bradford	Assistant Vice President, Mortgage Lending

Gregory M. Dixon	David W. Ogden	Russell Daniels
Vice President, Commercial Banking Clearfield	Vice President, Credit Administration	Assistant Commercial Lending Officer, St. Marys

Michael E. Haines	Christopher L. Stott	James C. Davidson
Vice President, Commercial Banking, St. Marys	Vice President, Retail Lending	Mortgage Lending Officer

Robin L. Hay	Michael C. Sutika	Cory Johnston
Vice President, Commercial Banking Clearfield	Vice President, Commercial Banking	Credit Administration Officer

Paul A. McDermott
Collections Officer
Wealth & Asset Management Services

Todd M. Abrams	Andrew Roman	Shawn Amblod
Senior Vice President, Managing Director, Wealth & Asset Management	Vice President, Wealth & Asset Management	Assistant Vice President, Wealth & Asset Management

Craig C. Ball	Calvin R. Thomas, Jr.	R. Michael Love
Vice President, Wealth & Asset Management	Vice President, Wealth & Asset Management	Assistant Vice President, Wealth & Asset Management

Glenn R. Pentz	Eric A. Johnson
Vice President, Wealth & Asset Management	Assistant Vice President, Wealth & Asset Management

CNB FINANCIAL CORPORATION | 2011 ANNUAL REPORT HIGHLIGHTS    8

OFFICERS & AFFILIATES

ERIEBANK, a Division of CNB Bank

David J. Zimmer	Larry Morton	Katie J. Jones
President	Vice President ERIEBANK Investment Advisors	Community Office Manager, Harborcreek Office

Donald W. Damon	William J. Vitron, Jr.	Debra Masone
Senior Vice President	Vice President, Wealth Management	Community Office Manager, Vernon Township Office

Scott Bailey	Carla M. LaBoda	Theresa L. Swanson
Senior Vice President, ERIEBANK Investment Advisors	Assistant Vice President, Regional Retail Administrator, Asbury Office	Community Office Manager, Warren Office

Steven M. Cappellino	Gregory Noon	Mary J. Taormina
Senior Vice President, Meadville Office	Assistant Vice President, Commercial Banking, Warren	Community Office Manager, Meadville Office

William L. DeLuca, Jr.	Paul D. Sallie	Abby L. Williams
Senior Vice President	Assistant Vice President, Private Banking	Community Office Manager, Main Office

Betsy Bort	Kelly S. Buck	Timothy Roberts
Vice President	Private Banking, Main Office	Commercial Lending Officer

James Miale	Andrea G. Carr	Julie L. Martin
Vice President	Community Office Manager, Downtown Office	Operations Officer
Scott O. Calhoun
Vice President

John M. Schulze		Allison Hodas
Vice President		Cash Management Officer
ERIEBANK Regional Board of Directors

Joseph B. Bower, Jr.	James E. Gehrlein	Charles H. Reams
President and Chief Executive Officer, CNB Financial Corporation, CNB Bank	Chief Financial Officer, Sisters of St. Joseph of NW PA (Finance)	President, C. H. Reams & Associates, Inc. (Insurance)

Mark D. Breakey	Richard L. Greslick, Jr.	James E. Spoden
Executive Vice President & Chief Credit Officer	Executive Vice President & Chief Operating Officer, CNB Bank	Esquire, MacDonald Illig Jones & Britton, LLP (Law office)

Gary L. Clark	Charles Hagerty	David J. Zimmer
Vice President, Chief Financial Officer and Chief Administrative Officer, Snap-tite, Inc. (Manufacturing)	President, Hamot Health Foundation (Health Services)	President, ERIEBANK

David K. Galey	Thomas Kennedy
Treasurer, Chief Financial Officer, Greenleaf Corporation (Manufacturing)	President, Professional Development Associates, Inc. (Real estate developer)

Holiday Financial Services Corporation, a Subsidiary of CNB Financial Corporation

Board of Directors		Corporate Officers

Joseph B. Bower, Jr.	Christopher L. Stott	Christopher L. Stott	Jonathan L. Holler
Chairman	Director	Chairman	Vice President

Richard L. Greslick, Jr.	Brian W. Wingard	Joseph P. Strouse	Brian W. Wingard
Secretary	Director	President	Secretary & Treasurer

CNB Securities Corporation, a Subsidiary of CNB Financial Corporation, Wilmington, DE

Board of Directors	Corporate Officers

Brian W. Wingard	Richard L. Greslick, Jr.
Director	President

Glenn R. Pentz	Donald R. McLamb, Jr.
Director	Treasurer, Wilmington Trust SP Services, Inc.

Donald R. McLamb, Jr.	Elizabeth F. Bothner
Wilmington Trust SP Services, Inc.	Secretary, Wilmington Trust SP Services, Inc

9

SHAREHOLDER INFORMATION

Annual Meeting

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 16, 2013 at 2:00 p.m. at the Corporation’s Headquarters in Clearfield, PA.

Corporate Address

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

Stock Transfer Agent & Registrar

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

(908) 497-2300

Form 10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

ATTN: Shareholder Relations

Quarterly Share Data

For information regarding the Corporation’s quarterly share data, please refer to Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2012 Form 10-K.

Market Makers

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Boenning & Scattergood, Inc.

1700 Market Street, Ste 1420

Philadelphia, PA 19103

(800) 842-8928

RBC Capital Markets

Three World Financial Center

200 Vesey Street, 9th Floor

New York, NY 10281

(212) 428-6200

Corporate Profile

CNB Financial Corporation is a leader in providing integrated financial solutions which create value for both consumers and businesses. These solutions encompass checking, savings, time and deposit accounts, Private Banking, loans and lines of credit (real estate, commercial, industrial, residential and consumer), credit cards, cash management, online banking, mobile banking, electronic check deposit, merchant credit card processing, remote deposit and accounts receivable handling. In addition, the Corporation provides wealth and asset management services, retirement plans and other employee benefit plans.

CNB Bank

A subsidiary of CNB Financial Corporation, CNB is a regional independent community bank in North Central Pennsylvania with approximately 338 employees who make customer service more responsive and reliable. For over 145 years, the Bank has strived to be more customer-driven than its competitors and to build long-term customer relationships by being reliable and competitively priced.

CNB continually seeks innovative ways to execute a personal, quality-driven customer service strategy and prides itself for being first-to-market many of these innovations. To satisfy customers’ financial needs and expectations, it offers a variety of delivery channels, which includes 22 full-service offices, 19 ATMs, telephone banking (1-866-224-7314), Internet banking (www.bankcnb.com), mobile banking and a centralized customer service center (1-800-492-3221).

ERIEBANK

Headquartered in Erie, Pennsylvania, ERIEBANK is a division of CNB Bank. Presently, there are seven full service locations which house its commercial, retail and Private Banking divisions. In addition, ERIEBANK Investment Advisors provides wealth and asset management services, retirement plans and other employee benefit plans.

Holiday Financial Services

Another subsidiary of CNB Financial Corporation, Holiday Financial Services, a consumer loan company, currently has ten conveniently located offices in Bellefonte, Bradford, Clearfield, DuBois, Duncansville, Ebensburg, Erie, Johnstown, Northern Cambria, and Ridgway, Pennsylvania.

The common stock of the Corporation trades on the NASDAQ National Market under the symbol CCNE.

CNB FINANCIAL CORPORATION | 2012 ANNUAL REPORT HIGHLIGHTS    10

CNB Financial Corporation

1 South Second Street

P.O. Box 42

Clearfield, PA 16830

800-492-3221

www.bankcnb.com